UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2015 (December 29, 2014)

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

ING Bank N.V.

On December 31, 2014, American Realty Capital Global Trust II, Inc. (the "Company") entered into an agreement for purchase and sale in connection with a sale-leaseback transaction with respect to an ING Bank N.V. Office Building located in Amsterdam, Netherlands (the “ING Property”). The ING Property is comprised of 509,369 rentable square feet and will be master-leased by ING Bank N.V. for a lease term of 10-years. The lease is subject to annual rental increases equivalent to the change in the Consumer Price Index (“CPI”). The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rent for the property is $9,156,076 (based upon an exchange ratio of $1.23 to €1.00). The agreement for purchase and sale contains customary representations and warranties by ING Bank N.V. (the "ING Seller") and customary conditions to closing. The ING Seller does not have a material relationship with the Company.  The contract purchase price of the ING Property is $108,240,000.00 (based upon an exchange ratio of $1.23 to €1.00), exclusive of closing costs. The Company will fund the purchase price with proceeds from the Company's sale of its common stock.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pôle Emploi

On December 29, 2014, the Company acquired the fee simple interest in Pôle Emploi at a contract purchase price of $13,179,905 (based upon an exchange ratio of $1.23 to €1.00, as of the date of acquisition), exclusive of closing costs. The Company acquired Pôle Emploi from AGIR Promotion (the “Pôle Emploi Seller”). The Pôle Emploi Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The Pôle Emploi Office Property contains 41,452 rentable square feet, is 100% occupied and is situated in Marseille, France. Pole Emploi leases 90% of the rentable square feet on a 9-year lease term that commenced in July 2014 and expires in July 2023. The lease is subject to annual rental escalations equivalent to the increase in CPI. The annualized rental income for the initial lease term is $0.96 million.

The Company funded the acquisition of Pôle Emploi with proceeds from the sale of its common stock.

Auchan

On December 29, 2014, the Company acquired the fee simple interest in Auchan at a contract purchase price of $20,640,480.00 (based upon an exchange ratio of $1.23 to €1.00, as of the date of acquisition), exclusive of closing costs. The Company acquired Auchan from CCV Canteloup (the “Auchan Seller”). The Auchan Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

Auchan is located in Bordeaux, France and contains 152,235 rentable square feet, where 76,510 square feet (approximately 50%) are leased to Auchan SA with 9-years of lease term remaining and 75,725 square feet (approximately 50%) are leased to Simply Market with 8-years of lease term remaining. The leases are subject to annual rental escalations equivalent to the increase in CPI. The annualized rental income for the initial lease term is $1.44 million.

The Company funded the acquisition of Auchan with proceeds from the sale of its common stock.

Item 9.01. Financial Statements and Exhibits

(a)(4) The audited and unaudited financial statements, as applicable, relating to Pôle Emploi and Auchan described in Item 2.01, required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date:January 5, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer